Exhibit 99.1

Consumers Bancorp, Inc. Reports Fourth

Quarter and Twelve Month Fiscal 2006 Results

Minerva, Ohio—July 20, 2006 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported earnings of $0.18 per share for the fourth fiscal quarter of 2006. These results compare to $0.14 for the previous quarter ended March 31, 2006 and $0.13 for the same period ended June 30, 2005. Net income for the fourth quarter of 2006 was $385 thousand, an increase of $88 thousand from the previous quarter ended March 31, 2006 and a $109 thousand increase from the same quarter in 2005. The increase in net income for the fourth quarter of 2006 compared to the fourth quarter of 2005 was mainly the result of an increase in alternative investment income, which is income from investment banking, advisory, brokerage, and underwriting, and a decrease in other expenses. Return on average assets (ROA) and return on average equity (ROE) for the fourth quarter of 2006 were 0.77% and 7.99%, respectively. This compares to ROA of 0.58% and ROE of 5.72% for the fourth quarter of 2005.

For the twelve months ended June 30, 2006, net income was $1.4 million compared to $2.0 million for the same period last year. Fiscal year-to-date net income per share was $0.64 compared to $0.91 for the same period in 2005. ROA and ROE for the twelve months ended June 30, 2006 were 0.68% and 7.11%, respectively, compared to 1.03% and 10.24%, respectively, for the prior year.

Steven L. Muckley, President and Chief Executive Officer, stated “We are very pleased with our improved financial results for the quarter. We have seen results from expense reductions, through an internal efficiency review and the expansion and improvement of existing products and services. Our alternative investment program has expanded with the addition of an experienced Financial Consultant, Donald Falorio. This program has had an important impact to earnings for this quarter and we believe it will be an important component to earnings into the future. While the banking community as a whole has seen competitive pressures reduce financial results, especially in community banking, we believe our loan-to-deposit ratio, net interest margin, and cost of funds make us better positioned than many of our peers. We look forward to carrying our momentum from the fourth quarter of 2006 into the new fiscal year and anticipate our prior investments in infrastructure and people will continue to reap their intended results. We are excited about our opportunities to provide our customers a level of service that they expect and deserve.”

Interest income for the fourth quarter of 2006 increased $315 thousand and interest expense increased $404 thousand over 2005 fourth quarter results. The net interest margin increased to 4.62% for the quarter ended June 30, 2006 compared with 4.60% from the previous quarter ended March 31, 2006 and decreased compared with 5.00% from the same period last year. The decline in the net interest margin and net interest income from the same period last year was primarily due to an increase in Consumers’ cost of funds.

Assets at June 30, 2006 totaled $203.7 million, an increase of $12.6 million from June 30, 2005. Available-for-sale securities increased by $12.7 million from June 30, 2005. During the twelve month period ended June 30, 2006, $10.0 million of municipal securities were purchased. Also, during the twelve month period ended June 30, 2006, total loans decreased by $1.7 million and deposits increased by $4.8 million.

Non-performing assets were $4.0 million at June 30, 2006, compared with $2.5 million at June 30, 2005. The increase in non-performing loans from June 30, 2005 to June 30, 2006 was mainly due to $1.8 million related to one loan relationship. The $1.8 million related to this relationship is secured by real estate and is believed to be well secured with no loss anticipated. Net charge-offs as a percentage of loans outstanding were 0.41% and 0.24% for the twelve months ended June 30, 2006 and 2005, respectively.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern, Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors.

Contact: Steven L. Muckley, President & Chief Executive Officer 1-330-868-7701 extension 140.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

June 30, 2006

(Dollars in thousands, except per share data)

	Three Month Periods Ended		Twelve Month Periods Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
EARNINGS:
Net interest income	$2,083	$2,172	$8,358	$8,789
Provision for loan losses	116	45	430	122
Other income	580	501	2,171	2,298
Other expenses	2,047	2,247	8,353	8,175
Income tax expense	115	105	370	835
Net income	385	276	1,376	1,955

Net income per share –
Basic	$0.18	$0.13	$0.64	$0.91

PERFORMANCE RATIOS
(Annualized):
Return on average assets	0.77%	0.58%	0.68%	1.03%
Return on average equity	7.99	5.72	7.11	10.24
Net interest margin (Fully Tax Equivalent)	4.62	5.00	4.65	5.07

MARKET DATA:
Book value/common share	$9.07	$9.00
Market close, bid	13.20	17.00
Period end common shares	2,140,434	2,143,444
Average equity to avg. assets	9.59%	10.12%	9.63%	10.04%
Average common shares	2,140,434	2,143,444	2,142,479	2,145,432

ASSET QUALITY:
Net charge-offs/(recoveries)	$276	$(5)	$604	$353
Non-performing assets	4,039	2,521
Allowance for loan losses (ALLL)	1,349	1,523
Net charge-offs to Total Loans (Annualized)	0.75%	-.--%	0.41%	0.24%
ALLL to Total Loans	0.91%	1.02%

ENDING BALANCES:
Assets	$203,748	$191,180
Deposits	167,308	162,499
Loans, net	146,653	148,139
Securities, available for sale	37,624	24,887
Federal Home Loan Bank borrowings	10,790	2,335
Shareholders’ Equity	19,300	19,297